SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): February 24, 2005

LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	333-36234	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET

SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)

(415) 501-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 7.01 Regulation FD Disclosure.

The following information is being furnished pursuant to Regulation FD and is deemed to be “filed” under the Securities Exchange Act of 1934, as amended.

First Quarter 2005 Preliminary Outlook

Levi Strauss & Co.’s first quarter for 2005 ends on February 27, 2005. The company expects to release its first quarter earnings in mid-April, when it will file its quarterly report on Form 10-Q with the Securities and Exchange Commission.

Based on preliminary data, the company believes its consolidated net sales in the first quarter of 2005 will be higher as compared to the same period in 2004 on both a reported and constant currency basis. The company also believes that its operating income in the first quarter of 2005 will be higher than the first quarter of 2004, even without taking into consideration the benefit of lower restructuring charges in the first quarter of 2005.

Because the company’s first quarter of 2005 has not yet closed, information regarding this period is subject to change and actual results for the quarter may differ materially from expected results. In addition, estimated operating results for the quarter should not be considered indicative of operating results for the full year.

The following information is being furnished pursuant to Regulation FD and is not “filed” under the Securities Exchange Act of 1934, as amended.

Sell-Through Data and Average Weekly Rate of Sale Data

•	U.S. Levi’s® brand sell-through data: Sell-through for our U.S. Levi’s® brand increased 1% for both fiscal 2004 compared to fiscal 2003 and for the fourth quarter 2004 compared to the same period in the prior year. For men’s, sell-through decreased 3% for fiscal 2004 compared to fiscal 2003 and was flat for the fourth quarter 2004 compared to the same period in the prior year. For women’s, sell-through increased 13% for fiscal 2004 compared to fiscal 2003 and increased 5% for the fourth quarter 2004 compared to the same period in the prior year.

•	U.S. Dockers® brand sell-through data: Sell-through for our U.S. Dockers® brand decreased 6% for fiscal 2004 compared to fiscal 2003 and decreased 10% for the fourth quarter 2004 compared to the same period in the prior year. For men’s, sell-through decreased 4% for fiscal 2004 compared to fiscal 2003 and 5% for the fourth quarter 2004 compared to the same period in the prior year. For women’s, sell-through decreased 14% for fiscal 2004 compared to fiscal 2003 and 26% for the fourth quarter 2004 compared to the same period in the prior year.

•	U.S. Levi Strauss Signature™ brand average weekly rate of sale data: Average weekly rate of sale for our U.S. Levi Strauss Signature™ brand as a whole increased 7% for both fiscal 2004 compared to fiscal 2003 and also for the fourth quarter 2004 compared to the same period in the prior year.

Important Note:

“Sell-through” refers to retail over-the-counter dollar sales of our non-licensed products. We use sell-through data internally as an indicator of consumer demand for our products at retail. We compile sell-through data based on information we receive from a group of our top U.S. retail accounts. Our sell-through methodology may change in the future based on changes in our customer base or channels of distribution. Sell-through dollars do not include taxes and may not be consistently calculated from retailer to retailer including, for example, the treatment of markdowns, coupons and discounts. Other companies may discuss sell-through and could obtain data or compute it differently from us.

“Average weekly rate of sale” measures a retailer’s weekly sales rate as a percentage of its average unit inventory on hand during the week.

Both sell-through and average weekly rate of sale data are intended to be illustrative only and are not necessarily predictive of future volumes, sales or other operating results.

ITEM 8.01 Other Events.

On February 24, 2005, Levi Strauss & Co. announced that it has commenced a cash tender offer and consent solicitation for any and all of its $380,000,000 aggregate principal amount of 11.625% Senior Notes due 2008 and €125,000,000 aggregate principal amount of 11.625% Senior Notes due 2008. A copy of the press release relating to the announcement is attached hereto as Exhibit 99.1.

ITEM 9.01. Financial Statements And Exhibits.

(c)	Exhibits.

99.1	Press release, dated February 24, 2005, announcing Levi Strauss & Co.’s cash tender offer and consent solicitation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.

DATE: February 24, 2005	By:	/s/ Gary W. Grellman
	Name:	Gary W. Grellman
	Title:	Vice President, Controller

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated February 24, 2005, announcing Levi Strauss & Co.’s cash tender offer and consent solicitation.